UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: April 15, 2011

Citizens South Banking Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-23971	54-2069979
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS. Employer Identification No.)

519 South New Hope Road, Gastonia, North Carolina	28054-4040
(Address of principal executive offices)	(Zip code)

704-868-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

EXPLANATORY NOTE

On April 19, 2011, Citizens South Banking Corporation (the “Company”), filed a Current Report on Form 8-K to report that its wholly-owned subsidiary, Citizens South Bank (the “Bank”) had entered into a definitive agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, on April 15, 2011, to acquire substantially all of the assets and assume substantially all of the liabilities of New Horizons Bank (“NHB”), a Georgia state-chartered bank headquartered in East Ellijay, Georgia (the “acquisition”). In that filing the Company reported that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K.  This amendment is being filed to update the disclosures in Item 2.01 of the original filing and to provide the financial information required by Item 9.01.

ITEM 2.01	Completion of Acquisition or Disposition of Assets

Forward-Looking Statements

This report contains certain forward-looking statements with respect to the Company’s financial condition, results of operations and business of the Company and the Bank.  These statements are based on assumptions and estimates with respect to future business strategies and decisions that are subject to change based on changes in the economic and competitive environment in which we operate.  Such forward-looking statements can be identified by the use of words such as “may,” “would,” “could,” “will,” “expect,” “believe,” “estimate,” “intend,” and “plan,” as well as similar expressions. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control.  A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.   Factors that could cause such a difference include, but are not limited to, 1) the timing and amount of revenues that may be recognized by the Company, 2) changes in local or national economic trends, 3) increased competition among depository and financial institutions, 4) continuation of current revenue and expense trends (including trends affecting charge-offs and provisions for loan losses), 5) changes in interest rates and the shape of the yield curve, 6) the ability of management to successfully integrate the operations of the acquired bank into the operations of Citizens South, and 7) adverse legal, regulatory or accounting changes and other risk factors.  A complete list of factors that could cause actual results to differ materially from management’s projections is provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements.

On April 15, 2011, the Bank acquired certain assets and assumed certain liabilities of NHB from the FDIC, as receiver. NHB was established in 2004 and operated from one location in East Ellijay, Georgia.  The NHB office, which is located on the Highway 515 corridor in the north Georgia area, now operates under the name of Citizens South Bank. The Bank also operates four additional offices on the Highway 515 corridor in the north Georgia area, and now operates a total of 21 offices located in North Carolina, South Carolina and Georgia.

The acquisition was made pursuant to the terms of a Purchase and Assumption Agreement (the “Agreement”) entered into by the Bank with the FDIC on April 15, 2011. Under the terms of the Agreement, the Bank acquired certain assets of NHB with a fair value of approximately $94.4 million plus $11.0 million in cash paid by the FDIC in order to consummate the transaction.  The acquired assets included $49.3 million of loans, $9.7 million of investment securities, $427,000 of Federal Home Loan Bank (“FHLB”) stock, $7.9 million of cash and cash equivalents, $6.4 million of other real estate owned (“OREO”), $19.9 million related to the FDIC’s indemnification of the Bank against certain losses described below, and $543,000 of other assets.  Liabilities with a fair value of approximately $102.5 million were also assumed, including $96.7 million of insured and uninsured deposits, $4.2 million of FHLB advances, $1.5 million deferred tax liability and $62,000 of other liabilities.  Also, as a part of the acquisition, the Bank recorded a $221,000 core deposit intangible.  The Bank expects to realize a pre-tax bargain purchase gain of $4.4 million during the quarter ended June 30, 2011, or approximately $2.9 million after-tax.  This bargain purchase gain does not include any acquisition or integration costs related to this transaction.  These costs will be reported as noninterest expenses.  The Bank received a discount of $12.8 million on the assets acquired and paid a $748,000 premium (1.0% of deposits, excluding $21.6 million of market placed deposits) to assume substantially all of the customer deposits.

The fair values of the assets acquired and liabilities assumed were determined based on the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820: Fair Value Measurements and Disclosures.  The fair value amounts are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.  The amounts are also subject to adjustments based upon final settlement with the FDIC.  In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date.  The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of NHB not assumed by the Bank and certain other types of claims listed in the Agreement.

In connection with the acquisition, the Bank entered into two loss-sharing agreements (the “shared-loss agreements”) with the FDIC that covered approximately $69.3 million of the $71.2 million of loans that were acquired from the FDIC (the “covered loans”) and all of the $11.6 million of OREO that was acquired from the FDIC (collectively referred to as “covered assets”).  One shared-loss agreement covers certain residential loans and OREO for a period of ten years.  The other shared-loss agreement covers all remaining covered assets for a period of five years.  Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank for 80% of all eligible losses, which begins with the first dollar of loss occurred, and certain collection and disposition expenses with respect to covered assets. The Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries with respect to covered assets for a period of ten years for residential properties and eight years for all other covered assets.  Any losses incurred on the remaining $1.9 million in loans not covered under shared-loss agreements will be the sole responsibility of the Bank.

The Bank did not immediately acquire all the real estate, banking facilities, or furniture, fixtures and equipment as part of the Agreement. However, the Bank did acquire certain computers and computer-related equipment and safe deposit boxes which had an estimated fair value of $38,000 at acquisition.  The Bank has the option to purchase or lease the real estate and remaining furniture, fixtures and equipment from the FDIC.  The term of these options is 90 days after April 15, 2011, and may be further extended by the FDIC.  Acquisition costs of the real estate and furniture, fixtures and equipment will be based on current appraisals and determined at a later date.  Currently all real estate and non-purchased furniture, fixtures and equipment are being leased from the FDIC on a month-to-month basis.

The Bank paid the FDIC a premium of approximately 1.0% of deposits, excluding $21.6 million of market placed deposits, for the right to assume all of the customer deposits.  In addition, the FDIC transferred to the Bank all qualified financial contracts to which NHB was a party and such contracts remain in full force and effect.  Because this was an FDIC-assisted transaction of a failed bank, the stockholders of New Horizons Bankshares, Inc., the parent company of NHB, received no consideration as a result of the Bank’s acquisition of NHB’s assets.

The foregoing summary of the Agreement and the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Current Report filed on Form 8-K on April 19, 2011, and which is incorporated by reference into this Item 2.01.

ITEM 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Discussion

As set forth in Item 2.01 above, on April 15, 2011, the Bank acquired substantially all of the assets and assumed substantially all of the liabilities of NHB pursuant to the terms of a Purchase and Assumption Agreement entered into by the Bank with the FDIC.  A narrative description of the anticipated effects of the acquisition on the Company’s financial condition, operating results and cash flows, and liquidity and capital resources is presented below.  This discussion should be read in conjunction with the historical financial statements and related notes of the Company, which have been filed with the SEC and the audited Statement of Assets Acquired and Liabilities

Assumed by Citizens South Bank (a wholly-owned subsidiary of Citizens South Banking Corporation), which is included as Exhibit 99.1 to this filing.

The acquisition increased the Bank’s total assets and total liabilities, which are expected to positively affect the Bank’s operating results, to the extent that the Bank earns more from the interest earned on its acquired assets than it pays on its assumed liabilities.  The Bank’s ability to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of NHB constitutes a business acquisition as defined by FASB ASC Topic 805: Business Combination. (“Topic 805”).  Accordingly, the assets acquired and liabilities assumed as of April 15, 2011 are presented at their fair values in the tables following this discussion as required by Topic 805.  In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.  These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.  The Bank and the FDIC are engaged in ongoing discussions regarding the acquisition of fixed assets of NHB that may impact which assets are ultimately acquired by the Bank and the purchase price of such assets.

Financial Condition

In the acquisition, the Bank acquired $94.4 million in assets plus $11.0 million in cash received from the FDIC and assumed $102.5 million in liabilities.  The primary assets acquired include $9.7 million in investment securities and $49.3 million in loans.  These assets are described in more detail below.  In addition, the Bank acquired $7.9 million in cash and cash equivalents, excluding the cash received from the FDIC to consummate the transaction, and $6.4 million of OREO.  The primary liabilities assumed were $96.7 million in deposits and $4.2 million in borrowings.  These liabilities are described in more detail below.  As a result of this transaction, the Company recorded a $2.9 million after-tax gain on acquisition, a $19.9 million FDIC indemnification asset and a $221,000 core deposit intangible.

Investment Securities. The Bank acquired $9.7 million of investment securities at estimated fair market value in the acquisition.  The acquired investment securities include U.S. Government agency and sponsored enterprise mortgage-backed securities and Small Business Administration participation securities.

The following table presents the composition of the investment securities portfolio acquired at April 15, 2011:

Investment Securities	Fair Value
(In thousands)
U.S. Government agency and sponsored enterprise mortgage-backed securities	$8,362
Small Business Administration participation securities	1,341
Investment securities	$9,703

In addition, The Bank also acquired $427,000 in FHLB stock.

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at April 15, 2011:

	Within One Year		After One But Within Five Years		After Five But Within 10 Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)

U.S. Government agency and sponsored enterprise mortgage-backed securities	$—	—%	$—	—%	$771	3.04%	$7,591	3.54%	$8,362	3.49%
Small Business Administration Participation securities	—	—%	—	—%	—	—%	1,341	4.28%	1,341	4.28%
Total investments	$—	—%	$—	—%	$771	3.04%	$8,932	3.65%	$9,703	3.60%

Loans.  The following table presents the balance of each major category of loans acquired in the acquisition as of April 15, 2011:

	Amount	% of Loans
	(Dollars in thousands)
Real estate loans:
Residential one-to-four family	$17,852	25.1%
Residential multifamily	1,338	1.9
Construction and land development	18,045	25.3
Farm land	11,316	15.9
Commercial	17,528	24.6
Total real estate loans	66,079	92.8
Other loans:
Commercial business	120	0.2
Other consumer	5,011	7.0
Total other loans	5,131	7.2
Contractual loan balance	71,210	100.0%
Total discount resulting from acquisition date fair value	(21,950)
Fair value	$49,260

Included in the total loan balances above are $1.9 million of loans that are not covered by FDIC shared-loss agreements.  These non-covered loans primarily consisted of various consumer non-real estate loans.  The remaining $69.3 million of loans acquired are covered loans and the Bank will be reimbursed for 80% of qualified losses and expenses by the FDIC pursuant to the terms of the shared-loss agreements.

At the acquisition date, the Bank estimated the fair value of the acquired loan portfolio to be $49.3 million, which represents the expected discounted cash flows from the loan portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”).  The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in the acquired loan portfolio at the acquisition date.  As such, the credit risk for the acquired loan portfolio is not reflected in the Company’s allowance for loan losses.

As part of the loan portfolio fair value estimation, the Bank established an FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC.  The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss-sharing payments are received by the Bank from the FDIC.  Realized losses in excess of acquisition date fair value estimates will increase the FDIC indemnification asset.  Conversely, if realized losses are less than acquisition date fair value estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered loans are, and will continue to be, subject to the Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the acquisition date such deterioration will be measured through the Bank’s loss-reserving methodology, and a provision for loan losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC indemnification asset. Any credit adjustments made during the one-year period following the acquisition date that are based on acquisition date information, will be made as an adjustment to the gain on acquisition.

A breakdown of the fair value of the impaired loans and non-impaired loans by loan type as of April 15, 2011, is as follows:

	Impaired Loans	Non- impaired Loans	Total
	(In thousands)
Real estate loans:
Residential one-to-four family	$6,660	$6,290	$12,950
Residential multifamily	-	1,287	1,287
Construction and land development	5,605	3,691	9,296
Farm land	4,121	3,482	7,603
Commercial	5,902	7,819	13,721
Total real estate loans	22,288	22,569	44,857
Other loans:
Commercial business	46	30	76
Other consumer	914	3,413	4,327
Total other loans	960	3,443	4,403
Fair value	$23,248	$26,012	$49,260

Impaired loans are those loans showing evidence of credit deterioration, and it is probable, at the date of acquisition, that we will not collect all contractually required principal and interest payments.  Generally, the acquired loans that meet our definition for nonaccrual status fall within the definition of impaired loans.

The undiscounted contractual cash flows for the impaired loans and non-impaired loans are $41.5 million and $29.7 million, respectively.  These cash flows include principal only and do not reflect accrued interest as of the date of the acquisition.  The undiscounted credit adjustment for the impaired loans and non-impaired loans are $16.5 million and $3.4 million, respectively. The accretable yield adjustment represents the amount by which the undiscounted expected cash flows exceed the estimated fair value.  At April 15, 2011, such accretable yield for impaired loans and non-impaired loans was $1.7 million and $97,000, respectively.  Impaired loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

Contractual Maturity of Loan Portfolio. The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and variable rate loans as of April 15, 2011. The amounts shown in the table are contractual unpaid principal balances for both covered and non-covered loans.

	One Year or Less	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Real estate loans:
Residential one-to-four family	$4,893	$12,587	$372	$17,852
Residential multifamily	-	1,338	-	1,338
Construction and land development	7,460	10,267	318	18,045
Farm land	2,901	8,415	-	11,316
Commercial	4,263	11,545	1,720	17,528
Total real estate loans	19,517	44,152	2,410	66,079
Other loans:
Commercial business	22	71	27	120
Other consumer	1,487	3,264	260	5,011
Total other loans	1,509	3,335	287	5,131
Total loans	$21,026	$47,487	$2,697	$71,210

Total fixed rate	$16,236	$29,090	$588	$45,914
Total variable rate	4,788	18,400	2,108	25,296
Total	$21,024	$47,490	$2,696	$71,210

Deposits. In the acquisition, the Bank assumed $96.7 million in deposits at fair value.  This amount represents approximately 11.6% of the Company’s total deposits of $832.8 million at March 31, 2011. The following table presents a summary of the deposits assumed and the average interest rates in effect at April 15, 2011:

	Amount	Avg. Interest Rate
	(Dollars in thousands)

Non-interest bearing	$5,083	-%
Interest checking	6,751	0.67
Money market	9,254	1.00
Savings	1,283	0.50
Time deposits:
Less than $100,000	49,238	1.57
$100,000 or greater	24,701	1.77
Time deposits fair value adjustment	414
Total deposits	$96,724

At April 15, 2011, scheduled maturities of time deposits were as follows:

Year of Maturity	Contractual Balance
(In thousands)

2011	$40,980
2012	25,599
2013	2,932
2014	906
2015 & thereafter	3,522
Total	$73,939

In our analysis of the deposit portfolio, the Bank determined that the customer relationships associated with these deposits have intangible value. As such, the Bank applied Topic 805, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles, in a business combination.  The Bank estimated the fair value of the core deposit intangible asset to be $221,000.  The core deposit intangible will be amortized over eight years, which is the estimated economic benefit received, using an accelerated amortization method.  In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.

Borrowings.  As of April 15, 2011, there was $4.0 million in FHLB borrowings outstanding which had an estimated fair value of $4.2 million.  The borrowings are term advances and were secured by a blanket lien on eligible loans plus certain investment securities.  The following table summarizes the principal balance of the outstanding borrowings by contractual maturity date at April 15, 2011:

Year of Maturity	Principal Balance	Avg. Interest Rate
	(Dollars in thousands)

2012	$1,000	0.36%
2013	3,000	4.15
Total	$4,000

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions.  This particular transaction was attractive to us for a variety of reasons, including: 1) our ability to quickly expand our market presence in the north Georgia area;  2) the attractiveness of immediate core deposit growth with low cost of funds and; 3) the FDIC loss protection, which covers 80% of qualified future losses and expenses on substantially all of the loans and OREO acquired.  Based on these factors we believe that this acquisition will positively affect our operating results in the near term.  We believe that the transaction will improve our net interest income, as we earn more interest from our loans and investment portfolios than we pay in interest on our deposits and borrowing portfolios.

The extent to which our operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date.  In accordance with the provisions of FASB ASC Topic 310-30, Receivables, (“Topic 310-30”) the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans.  As a result, the Bank’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date.  In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded.  These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable at acquisition that the investor will be unable to collect all contractually required payments receivable.  Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope.  On the acquisition date, the contractual principal balance for all acquired impaired loans was $41.5 million and the estimated fair value of the acquired impaired loans was $23.2 million.  The fair value adjustment of $18.3 million was primarily determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all acquired non-impaired loans was $29.7 million and the estimated fair value of these loans totaled $26.0 million.  The fair value of non-impaired loans was primarily determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The shared-loss agreements are expected to have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term.  In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans.  In such instances, the Bank will likely no longer receive payments from the borrowers, which will negatively impact cash flows.  The shared-loss agreements may not fully offset the financial effects of such a situation.  However, if a covered asset is subsequently charged-off or written-down after we exhaust our best efforts at collection, the shared-loss agreements will cover 80% of the qualified losses and expenses associated with the covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above.  The long-term effects that the Bank may experience will depend primarily on the ability of our borrowers under the various covered loans to make payments over time.  As the shared-loss agreements cover up to a ten-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC.  The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices.  In addition, the Bank recorded substantial discounts related to the purchase of these loans.  A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the acquired loan portfolio.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be improved as a result of this transaction as it acquired $7.9 million in cash and cash equivalents and $9.7 million of investment securities.  The Bank also received $11.0 million from the FDIC as a part of this transaction.  These additions to the Bank’s balance sheet represent additional support for the Bank’s liquidity needs.

Deposits in the amount of $96.7 million were also assumed.  Of this amount, $22.4 million were core deposit accounts which included transaction accounts, money market demand accounts and savings accounts.  Time deposits comprised $74.4 million, or 76.9%, of total assumed deposits.  Of the $73.9 million of contractual balances for time deposits that were outstanding at April 15, 2011, there were $21.6 million, or 29.2%, in market placed deposits.  These deposits primarily consist of out-of-market deposits that were acquired via an internet deposit website.

Below are the Bank’s actual and pro forma regulatory capital ratios as of March 31, 2011, reflecting the acquisition.  The Bank remains “well-capitalized” after taking into consideration the results of the transaction:

	Actual	Pro forma
Tier 1 leverage ratio	9.89%	9.22%
Tier 1 risk based capital ratio	15.44%	15.04%
Total risk based capital ratio	16.70%	16.23%

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01 is an audited Statement of Assets Acquired and Liabilities Assumed by Citizens South Bank at April 15, 2011, and the accompanying notes thereto.

As permitted by a request for waiver submitted to the Securities and Exchange Commission in accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions, (“SAB 1:K”) the Company has omitted certain financial information of NHB required by Rule 3-05 of Regulation S-X and certain pro forma financial information required by Article II of Regulation S-X.  SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and Article II of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Exhibits

2.1	Purchase and Assumption Agreement dated as of April 15, 2011 (incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed April 19, 2011)
23.1	Consent of Cherry, Bekaert & Holland, L.L.P.
99.1	Report of Independent Registered Public Accounting Firm and Statement of Assets Acquired and Liabilities Assumed by Citizens South Bank at April 15, 2011, and accompanying notes thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CITIZENS SOUTH BANKING CORPORATION

DATE: June 30, 2011	By:	/s/ Kim S. Price
Kim S. Price
President and Chief Executive Officer

	By:	/s/ Gary F. Hoskins
Gary F. Hoskins
Chief Financial Officer